Exhibit 99.1

Polymer Group, Inc. 4055 Faber Place Dr. Suite 201 N. Charleston, SC 29405 www.polymergroupinc.com 843-329-5151

Polymer Group, Inc. Strengthens Asian Presence with China Expansions

Company to build new plant in Suzhou and install line in Nanhai

For Immediate Release

Monday, April 4, 2005

[North Charleston, SC] — Polymer Group, Inc. (OTC Bulletin Board: POLGA/POLGB) announced it will strengthen its presence in China with the construction of a new spunmelt manufacturing plant in Suzhou and the addition of advanced chemical bonding technology at its facility in Nanhai.

New Suzhou Location

The new Suzhou manufacturing plant will make PGI the largest spunmelt producer in China and the country’s only vertically integrated producer of medical fabric.  Located near Shanghai, the plant will house a new state-of-the-art, multi-beam Reifenhäuser spunmelt line targeted primarily at serving the medical and hygiene markets. It will also house a world-class finishing line capable of providing customers with treated medical fabrics produced in a pristine environment that meet the highest quality standards. Construction is expected to begin during the second quarter of 2005, and commercial production is planned for mid-2006.

The new spunmelt line will offer customers ultra-high-performance medical barrier fabric, including PGI’s MediSoft™ products.  It will also enhance the company’s ability to offer high quality hygiene fabrics using proprietary processes and advanced treating systems.

Nanhai Technology Addition

PGI will also expand its technology base at its current facility in Nanhai, China with the addition of an advanced chemical bonding line targeted to serve the hygiene and medical markets.  This new line will enable PGI China to broaden its product offering to include sublayer products for the hygiene market and other medical and hygiene products previously available only from PGI’s U.S. and European operations.

“Our strategic growth plans include expansion in every region of the world in which PGI operates,” said PGI’s chief executive officer, James L. Schaeffer.  “Due to capacity limitations, our existing China operations have not been able to keep up with the growing demand for PGI products.  The new location in Suzhou will add capacity right where our customers need it, and the technology expansion at Nanhai will enhance our ability to provide the region with a broader base of products.”

Jay Cheng, PGI’s general manager of China operations who joined the company in January of 2005 to manage growth in Asia, added: “The Shanghai region continues to grow in its importance to the Asian economy, and our customers are growing their businesses in this area.  By locating in the Suzhou Industrial Park, we will have access to one of the highest quality infrastructures in the country.”

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 21 manufacturing facilities throughout the world.

 Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements speak only as of the date of this release.  Factors that may cause actual results to differ from those indicated in forward-looking statements can include, but are not limited to, the following: (i) general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; (ii) substantial debt levels and potential inability to maintain sufficient liquidity to finance the company’s operations and make necessary capital expenditures; (iii) information and technological advances; (iv) cost and availability of raw materials, labor and natural and other resources; (v) domestic and foreign competition; (vi) reliance on major customers and suppliers; and (vii) risks resulting from foreign operations.  Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s 2004 Annual Report on Form 10-K.

For further information, please contact:

Dennis Norman

Vice President – Strategic Planning & Communication

(843) 329-5151

normand@pginw.com